Exhibit 99.1

Steel Connect Reports Fourth Quarter Fiscal 2022 Financial Results

Fourth Quarter 2022 Results

•Net revenue from continuing operations totaled $53.0 million, as compared to $47.7 million in the prior year.
•Net income from continuing operations was $2.9 million, as compared to net loss from continuing operations of $0.4 million in the prior year.
•Net income attributable to common stockholders was $0.8 million, as compared to net loss attributable to common stockholders of $11.6 million in the prior year.
•Adjusted EBITDA* was $4.7 million, as compared to $(2.5) million in the prior year.
•Net cash provided by operating activities was $2.1 million.
•Free Cash Flow* totaled $1.8 million.
•Total debt, net of unamortized discounts and issuance costs, was $11.0 million; Net Debt* totaled $(38.2) million.

Fiscal Year 2022 Financial Results

•Net revenue from continuing operations totaled $203.3 million, as compared to $226.3 million in the prior year.
•Net loss from continuing operations was $9.3 million, as compared to net loss from continuing operations of $11.8 million in the prior year.
•Net loss attributable to common stockholders was $13.1 million as compared to net loss attributable to common stockholders of $46.5 million in the prior year.
•Adjusted EBITDA* was $8.0 million, as compared to $6.3 million in the prior year.
•Net cash used in operating activities was $3.1 million.
•Free Cash Flow* totaled $(4.6) million.

SMYRNA, TN (October 31, 2022) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its fourth quarter and fiscal year ended July 31, 2022.

Results of Operations

The financial information and discussion that follows below are for the Company's operations.

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2022	2021	2022	2021
	(in thousands)
Net revenue	$53,049	$47,705	$203,272	$226,256
Net income (loss) from continuing operations	2,909	(354)	(9,256)	(11,835)
Net income (loss) attributable to common stockholders	$767	$(11,552)	$(13,097)	$(46,520)
Adjusted EBITDA*	$4,696	$(2,491)	$8,012	$6,308
Adjusted EBITDA margin*	8.9%	(5.2)%	3.9%	2.8%
Net cash provided by (used in) operating activities	$2,133	$(3,147)	$(3,134)	$(8,110)
Additions to property and equipment	(343)	(315)	(1,485)	(1,217)
Free cash flow*	$1,790	$(3,462)	$(4,619)	$(9,327)

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Results of Operations

Comparison of the Fourth Quarter and Fiscal Year Ended July 31, 2022 and 2021

	Three Months Ended July 31,
	2022	2021	Fav (Unfav) ($)	% Change
	(unaudited, $ in thousands)
Net revenue	$53,049	$47,705	$5,344	11.2%
Cost of revenue	(41,064)	(39,290)	(1,774)	(4.5)%
Gross profit	11,985	8,415	3,570	42.4%
Gross profit margin	22.6%	17.6%	—	5.0%
Selling, general and administrative	(11,474)	(12,521)	1,047	8.4%
Interest expense	(761)	(702)	(59)	(8.4)%
Other gains, net	2,477	5,167	(2,690)	(52.1)%
Total costs and expenses	(50,822)	(47,346)	(3,476)	(7.3)%
Income from continuing operations before income taxes	2,227	359	1,868	520.3%
Income tax (benefit) expense	(682)	713	1,395	195.7%
Net income (loss) from continuing operations	$2,909	$(354)	$3,263	921.8%

	Fiscal Year Ended July 31,
	2022	2021	Fav (Unfav) ($)	% Change
	(unaudited, $ in thousands)
Net revenue	$203,272	$226,256	(22,984)	(10.2)%
Cost of revenue	(161,736)	(178,552)	16,816	9.4%
Gross profit	41,536	47,704	(6,168)	(12.9)%
Gross profit margin	20.4%	21.1%	—	(0.7)%
Selling, general and administrative	(40,373)	(49,274)	8,901	18.1%
Interest expense	(3,120)	(2,615)	(505)	(19.3)%
Other gains, net	4,089	1,187	2,902	244.5%
Total costs and expenses	(201,140)	(229,254)	28,114	12.3%
Income (loss) from continuing operations before income taxes	2,132	(2,998)	5,130	171.1%
Income tax (benefit) expense	11,388	8,837	(2,551)	(28.9)%
Net loss from continuing operations	$(9,256)	$(11,835)	$2,579	21.8%

Net Revenue

Net revenue from continuing operations for the fourth quarter increased $5.3 million, or 11.2%, as compared to the same period in the prior year. This increase in net revenue was primarily driven by higher volume associated with clients in the computing and consumer electronics markets. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's net revenues for the fourth quarter, as compared to the same period in the prior year.

Net revenue from continuing operations for the year ended July 31, 2022 decreased $23.0 million, or 10.2%, as compared to the same period in the prior year, primarily due to lower volume associated with clients in the computing and consumer electronics markets, which have been negatively impacted by global market shortage of semiconductor and other electrical component supplies. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's net revenues for the fiscal year ended July 31, 2022, as compared to the prior fiscal year.

Cost of Revenue

Cost of revenue from continuing operations for the fourth quarter increased $1.8 million, or 4.5%, as compared to the same period in the prior year, primarily due to increased material and labor costs from higher sales volume. The Company's gross margin percentage increased by 495 basis points to 22.6%, as compared to 17.6% for the same period in the prior year, primarily due to higher revenues driven by higher volumes. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's cost of revenue for the fourth quarter, as compared to the same period in the prior year.

Cost of revenue from continuing operations for the fiscal year ended July 31, 2022 decreased $16.8 million, or 9.4%, as compared to the same period in the prior year, primarily due to decreased material and labor costs from lower sales volume associated with clients in the computing and consumer electronics markets. The Company's gross margin percentage decreased by 70 basis points to 20.4%, as compared to 21.1% for the same period in the prior year, primarily due to lower revenues and higher labor costs. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's cost of revenue for the fiscal year ended July 31, 2022, as compared to the prior fiscal year.

Selling, General and Administrative

Selling, general and administrative ("SG&A") expenses for the fourth quarter decreased $1.0 million, or 8.4%, as compared to the same period in the prior year. The decrease in SG&A expenses is primarily due to lower costs associated with the information technology function for the Supply Chain segment. Fluctuations in foreign currency exchange rates had an insignificant impact on SG&A expenses for the fourth quarter, as compared to the same period in the prior year.

SG&A expenses for the fiscal year ended July 31, 2022 decreased by approximately $8.9 million or 18.1%, as compared to the same period in the prior year. Supply Chain's SG&A expenses decreased by $10.7 million primarily due to lower costs associated with the information technology function for the Supply Chain segment. Corporate-level activity increased by $1.8 million, primarily due to an increase in legal fees. Fluctuations in foreign currency exchange rates had an insignificant impact on SG&A expenses for the fiscal year ended July 31, 2022, as compared to the prior fiscal year.

Interest Expense

Total interest expense for the fourth quarter did not change significantly as compared to the same period in the prior year.

Total interest expense for the year ended July 31, 2022 increased by approximately $0.5 million primarily due to higher interest expense related to accretion of the discount on the Company’s outstanding 7.50% Convertible Note due March 1, 2024.

Other Gains, Net

Other gains, net for the fourth quarter were approximately $2.5 million. Other gains, net included gains of $0.9 million from the derecognition of accrued pricing liabilities in the Supply Chain segment, as well as net realized and unrealized foreign exchange gains of $1.3 million in the Supply Chain segment. Other gains, net for the three months ended July 31, 2021 were approximately $5.2 million, which included gains of $3.2 million from the derecognition of accrued pricing liabilities in the Supply Chain segment, and $1.7 million in net realized and unrealized foreign exchange gains in the Supply Chain segment.

Other gains, net for the fiscal year ended July 31, 2022 were approximately $4.1 million. Other gains, net, primarily included gains of $0.9 million from the derecognition of accrued pricing liabilities in the Supply Chain segment, as well as net realized and unrealized foreign exchange gains of $2.4 million and sublease income of $0.7 million in the Supply Chain segment. Other gains, net for the fiscal year ended July 31, 2021 were approximately $1.2 million. Other gains, net included gains of $3.2 million from the derecognition of accrued pricing liabilities in the Supply Chain segment, partially offset by $1.9 million in net realized and unrealized foreign exchange losses in the Supply Chain segment.

Income Tax (Benefit) Expense

Income tax benefit for the fourth quarter was $0.7 million, as compared to an expense of $0.7 million for the same period in the prior year. Income tax expense for the fiscal year ended July 31, 2022 increased $2.6 million, or 28.9%, as compared to the same period in the prior year. The decrease in income tax expense for the three months ended July 31, 2022 was primarily due to the change to the valuation allowance as a result of the IWCO Direct disposal. The increase in income tax expenses for the year ended July 31, 2022 is primarily due to the income tax expense associated with an increase in the valuation allowance recorded on deferred tax assets as a result of the IWCO Direct disposal.
Net Income (Loss) From Continuing Operations

Net income from continuing operations for the fourth quarter increased $3.3 million, as compared to net loss from continuing operations for the same period in the prior year. The increase in net income from continuing operations is primarily due to the increase in operating income due to higher sales.

Net loss from continuing operations for the year ended July 31, 2022 decreased $2.6 million, as compared to the same period in the prior year. The decrease in net loss from continuing operations is primarily due an increase in foreign exchange gains and an increase in operating income, partially offset by an increase in income taxes.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the fourth quarter totaled $0.3 million, or 0.6% of net revenue, as compared to $0.3 million, or 0.7% of net revenue, for the same period in the prior year. Capital expenditures increased to $1.5 million, or 0.7% of net revenue for the fiscal year ended July 31, 2022, from $1.2 million, or 0.5% of net revenue, for the same period in the prior year.

Adjusted EBITDA

Adjusted EBITDA increased $7.2 million, or 288.5%, for the fourth quarter as compared to the same period in the prior year, primarily due to an increase in net income from continuing operations of $3.3 million, and a decrease in foreign exchange net gains and other non-cash gains of $2.4 million and $1.6 million, respectively.

Adjusted EBITDA increased $1.7 million, or 27.0%, for the fiscal year ended July 31, 2022, as compared to the same period in the prior year, primarily due to a decrease in net loss from continuing operations of $2.6 million, increases in income taxes expense and professional fees of $2.6 million and $1.0 million, respectively, and a decrease in other non-cash gains of $1.5 million, partially offset by an increase in unrealized foreign exchange gains of $5.7 million for the full fiscal year.

Liquidity and Capital Resources

As of July 31, 2022, the Company had cash and cash equivalents of $53.1 million and ModusLink had readily available borrowing capacity of $11.9 million under its revolving credit facility with Umpqua Bank.

As of July 31, 2022, total debt outstanding, net of unamortized discounts and issuance costs, was $11.0 million, which was comprised of $14.9 million outstanding on the 7.50% Convertible Senior Note due March 1, 2024, less associated unamortized discounts and issuance costs.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management market.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	July 31, 2022	July 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$53,142	$58,117
Accounts receivable, trade, net	40,083	36,547
Inventories, net	8,151	9,043
Funds held for clients	4,903	8,212
Prepaid expenses and other current assets	3,551	4,958
Current assets of discontinued operations	—	96,522
Total current assets	109,830	213,399
Property and equipment, net	3,534	4,616
Operating lease right-of-use assets	19,655	18,253
Other assets	4,730	5,692
Long-term assets of discontinued operations	—	434,421
Total assets	$137,749	$676,381

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,553	$29,829
Accrued expenses	28,396	32,653
Funds held for clients	4,903	8,212
Current lease obligations	6,466	9,630
Other current liabilities	13,482	14,277
Current liabilities of discontinued operations	—	123,392
Total current liabilities	83,800	217,993
Convertible note payable	11,047	9,343
Long-term lease obligations	12,945	8,719
Other long-term liabilities	3,983	3,863
Long-term liabilities of discontinued operations	—	395,071
Total long-term liabilities	27,975	416,996
Total liabilities	111,775	634,989

Contingently redeemable preferred stock	35,180	35,180

Total stockholders' (deficit) equity	(9,206)	6,212

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$137,749	$676,381

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2022	2021	2022	2021
Net revenue	$53,049	$47,705	$203,272	$226,256
Cost of revenue	41,064	39,290	161,736	178,552
Gross profit	11,985	8,415	41,536	47,704
Operating expenses:
Selling, general and administrative	11,474	12,521	40,373	49,274
Total operating expenses	11,474	12,521	40,373	49,274
Operating income (loss)	511	(4,106)	1,163	(1,570)
Other income (expense):
Interest income	50	1	58	11
Interest expense	(761)	(702)	(3,120)	(2,615)
Other gains, net	2,427	5,166	4,031	1,176
Total other income (expense)	1,716	4,465	969	(1,428)
Income (loss) from continuing operations before income taxes	2,227	359	2,132	(2,998)
Income tax (benefit) expense	(682)	713	11,388	8,837
Net income (loss) from continuing operations	2,909	(354)	(9,256)	(11,835)
Net loss from discontinued operations	(1,605)	(10,661)	(1,712)	(32,556)
Net income (loss)	1,304	(11,015)	(10,968)	(44,391)
Less: Preferred dividends on redeemable preferred stock	(537)	(537)	(2,129)	(2,129)
Net income (loss) attributable to common stockholders	$767	$(11,552)	$(13,097)	$(46,520)

Net income (loss) per common unit - basic
Continuing operations	$0.04	$(0.01)	$(0.19)	$(0.23)
Discontinued operations	(0.03)	(0.17)	(0.03)	(0.52)
Net income (loss) attributable to common unitholders	$0.01	$(0.18)	$(0.22)	$(0.75)

Net income (loss) per common unit - diluted
Continuing operations	$0.04	$(0.01)	$(0.19)	$(0.23)
Discontinued operations	(0.03)	(0.17)	(0.03)	(0.52)
Net income (loss) attributable to common unitholders	$0.01	$(0.18)	$(0.22)	$(0.75)

Weighted-average number of common units outstanding - basic	59,945	62,321	59,964	62,142
Weighted-average number of common units outstanding - diluted	60,319	62,321	59,964	62,142

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended July 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(10,968)	$(44,391)
Loss from discontinued operations, net of tax	1,712	32,556
Loss from continuing operations	(9,256)	(11,835)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,220	3,403
Amortization of deferred financing costs	102	137
Accretion of debt discount	1,704	1,289
Share-based compensation	701	591
Deferred taxes	9,041	7,230
Non-cash lease expense	9,425	9,953
Other (gains) losses, net	(4,087)	439
Changes in operating assets and liabilities:
Accounts receivable, net	(5,256)	13,548
Inventories, net	323	1,628
Prepaid expenses and other current assets	1,065	(484)
Accounts payable and accrued expenses	801	(18,726)
Refundable and accrued income taxes, net	(471)	15,667
Other assets and liabilities	(9,446)	(30,950)
Net cash used in operating activities	(3,134)	(8,110)
Cash flows from investing activities:
Additions to property and equipment	(1,485)	(1,217)
Proceeds from the disposition of property and equipment	—	182
Net cash used in investing activities	(1,485)	(1,035)
Cash flows from financing activities:
Payments of preferred dividends	(2,129)	(2,129)
Payment of deferred financing costs	(95)
Repayments on capital lease obligations	(73)	(70)
Proceeds from issuance of common stock	—	4
Net cash used in financing activities	(2,297)	(2,195)
Net effect of exchange rate changes on cash and cash equivalents	(1,368)	597
Net increase in cash, cash equivalents and restricted cash	(8,284)	(10,743)
Cash, cash equivalents and restricted cash, beginning of period	66,329	77,072
Cash, cash equivalents and restricted cash, end of period	$58,045	$66,329

Cash flows from discontinued operations:
Operating activities	$(6,738)	$31,176
Investing activities	625	(2,291)
Financing activities	4,230	(7,642)
Net cash (used in) provided by discontinued operations	$(1,883)	$21,243

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2022	2021	2022	2021
	(Unaudited)
Net revenue:
Supply Chain	$53,049	$47,705	$203,272	$226,256
	$53,049	$47,705	$203,272	$226,256
Operating income (loss):
Supply Chain	5,424	(2,745)	11,318	6,827
Total segment operating income (loss)	5,424	(2,745)	11,318	6,827
Corporate-level activity	(4,913)	(1,361)	(10,155)	(8,397)
Total operating income (loss)	511	(4,106)	1,163	(1,570)
Total other income (expense)	1,716	4,465	969	(1,428)
Income (loss) before income taxes	$2,227	$359	$2,132	$(2,998)

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2022	2021	2022	2021
Net income (loss) from continuing operations	$2,909	$(354)	$(9,256)	$(11,835)

Interest income	(50)	(1)	(59)	(11)
Interest expense	761	702	3,120	2,615
Income tax (benefit) expense	(682)	713	11,388	8,837
Depreciation	522	783	2,220	3,403
EBITDA	3,460	1,843	7,413	3,009

Strategic consulting and other related professional fees	1,834	164	2,343	1,294
Executive severance and employee retention	81	—	495	—
Restructuring and restructuring-related expense	539	837	1,513	1,755
Share-based compensation	182	153	701	596
Loss on sale of long-lived assets	—	(110)	3	(113)
Impairment of long-lived assets	—	19	—	19
Unrealized foreign exchange (gains) losses, net	(626)	(3,065)	(3,557)	2,118
Other non-cash (gains) losses, net	(774)	(2,332)	(899)	(2,370)
Adjusted EBITDA	$4,696	$(2,491)	$8,012	$6,308

Net revenue	$53,049	$47,705	$203,272	$226,256
Adjusted EBITDA margin	8.9%	(5.2)%	3.9%	2.8%

Free Cash Flow Reconciliation:

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$2,133	$(3,147)	$(3,134)	$(8,110)
Additions to property and equipment	(343)	(315)	(1,485)	(1,217)
Free cash flow	$1,790	$(3,462)	$(4,619)	$(9,327)

Net Debt Reconciliation:

	July 31, 2022	July 31, 2021
Total debt, net	$10,968	$9,147
Unamortized discounts and issuance costs	3,972	5,793
Cash and cash equivalents	(53,142)	(58,117)
Net debt	$(38,202)	$(43,177)

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings (loss) from continuing operations before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) from continuing operations excluding net charges related to interest income, interest expense, income tax expense (benefit), depreciation, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, and other non-cash (gains) losses, net. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in the Company’s relationships with significant clients; fluctuations in demand for our products and services; the Company’s ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises (such as the ongoing COVID-19 pandemic); intense competition in the Company’s business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including the Company’s operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; increased competition and technological changes in the markets in which the Company competes; disruptions in or breaches of the Company’s technology systems; failure to settle disputes and litigation on terms favorable to the Company; challenges and risks arising from the disposition of IWCO Direct, including the Company’s reliance on the Supply Chain segment as its sole business; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; failure to maintain compliance with Nasdaq’s continued listing requirements; potential conflicts of interest arising from the interests of the members of the Company’s board of directors in Steel Holdings and its affiliates; the Company's ability to consummate the Merger with Steel Holdings; potential restrictions imposed by its indebtedness; and potential adverse effects from changes in interest rates and the phase-out of LIBOR. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on October 31, 2022. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com